Exhibit 99.1

ISTA Pharmaceuticals Increases Credit Facility with Silicon Valley Bank

IRVINE, Calif., December 24, 2008 /PRNewswire-FirstCall/ – ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA), today announced it has increased the maximum the Company can borrow on its existing revolving line of credit with Silicon Valley Bank to $25 million from $10 million. Under the new credit line, ISTA can borrow an amount equal to 80% of its eligible accounts receivable balances plus a portion of its cash, up to a maximum of $25 million. Additionally, ISTA can pre-pay the credit line at any time.

“Silicon Valley Bank has been a valued partner, and we appreciate their continued support, especially in this difficult economic climate,” said Vicente Anido, Jr., Ph.D., President and Chief Executive Officer of ISTA Pharmaceuticals. “ The increased facility provides additional flexibility to fund ISTA’s growth and working capital needs in the coming year at very attractive interest rates.”

About ISTA Pharmaceuticals

ISTA Pharmaceuticals is an ophthalmic pharmaceutical company. ISTA’s products and product candidates addressing the $4.7 billion U.S. prescription ophthalmic industry include therapies for inflammation, ocular pain, glaucoma, allergy, and dry eye. The Company currently markets three products and is developing a strong product pipeline to fuel future growth and market share, thereby continuing its growth to become the leading niche ophthalmic pharmaceutical company in the U.S. For additional information regarding ISTA, please visit ISTA Pharmaceuticals’ website at http://www.istavision.com.

CONTACT: Vince Anido, Ph.D., +1-949-788-5311, vanido@istavision.com; or Lauren Silvernail, +1-949-788-5302, lsilvernail@istavision.com, both of ISTA Pharmaceuticals; Investors: Juliane Snowden, jsnowden@burnsmc.com or Media: Justin Jackson, jjackson@burnsmc.com, both of Burns McClellan, +1-212-213-0006, for ISTA Pharmaceuticals.